Exhibit 99.1

Enerpac Tool Group Announces Anthony Colucci Appointed EVP & Chief Financial Officer

MILWAUKEE--(BUSINESS WIRE)--May 9, 2022--Enerpac Tool Group Corp. (NYSE: EPAC) (“Enerpac” or “the Company”) announced today that Anthony “Tony” Colucci will join the Company as EVP and Chief Financial Officer effective May 30, 2022. He will report to Paul Sternlieb, President & CEO, of Enerpac Tool Group, and serve as a member of the Company’s executive leadership team. Mr. Colucci will provide leadership over all aspects of the Company’s finance and IT functions globally.

Mr. Colucci joins Enerpac Tool Group from Robertshaw Industries, a global industrial manufacturer and engineering company providing components and systems solutions into the residential white goods, commercial appliance, HVAC, and transportation industries. Most recently, he held the position of EVP & Chief Finance and Administrative Officer. He brings a strong focus on partnering with commercial and operations teams to accelerate topline growth, improve financial processes, and drive efficiency, productivity, and cost reduction. Before Robertshaw, Mr. Colucci was the SVP and CFO of Hayward Industries and spent a significant part of his career in senior global finance leadership roles at Honeywell International, where he developed a deep understanding of manufacturing processes and operations. His last role at Honeywell was VP & Chief Financial Officer of the Performance Materials & Technologies business, an $11 billion segment. Mr. Colucci holds a Bachelor of Science in Accounting from DePaul University and an MBA from DePaul University Kellstadt Graduate School of Business with a Finance concentration.

Paul Sternlieb, President & CEO, commented, “I am excited to welcome Tony to the Enerpac Tool Group leadership team, as we continue our focus on accelerating growth, improving operational excellence, and creating a more efficient and agile organization, on our journey to become a best-in-class pure play industrial tools and services company. Tony’s experience leading multiple global finance organizations, driving both growth and efficiency, will be instrumental as we navigate through our ASCEND transformation program and execute the next phase of our growth strategy.”

Mr. Colucci added, “I look forward to joining Enerpac Tool Group and am excited about the prospects for driving further growth and margin expansion, as the organization embarks on ASCEND. I believe my background and past experiences will enable me to provide valuable insight and make strong contributions during this exciting time for the company.”

About Enerpac Tool Group

Enerpac Tool Group is a premier industrial tools and services company serving a broad and diverse set of customers in more than 100 countries. The Company’s businesses are global leaders in high pressure hydraulic tools, controlled force products, and solutions for precise positioning of heavy loads that help customers safely and reliably tackle some of the most challenging jobs around the world. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Enerpac Tool Group common stock trades on the NYSE under the symbol EPAC. For further information on Enerpac Tool Group and its businesses, visit the Company's website at www.enerpactoolgroup.com.

Contacts

Bobbi Belstner
Senior Director of Investor Relations & Strategy
262.293.1912